EXHIBIT 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

CNL HOTELS & RESORTS, INC.

CNL Hotels & Resorts, Inc., a Maryland corporation having its principal office at 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter, the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Company desires to amend and restate its charter as currently in effect.

SECOND: The provisions of the charter now in effect and as amended hereby in accordance with the Maryland General Corporation Law (the “MGCL”), are as follows:

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

CNL HOTELS & RESORTS, INC.

* * * * * * * * *

ARTICLE I

THE COMPANY; DEFINITIONS

SECTION 1.1  Name. The name of the corporation (the “Company”) is:

CNL Hotels & Resorts, Inc.

SECTION 1.2  Resident Agent. The name and address of the resident agent of the Company in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Company’s principal office address in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The Company may also have such other offices or places of business within or without the State of Maryland as the Board of Directors may from time to time determine.

SECTION 1.3  Nature of Company. The Company is a Maryland corporation within the meaning of the MGCL.

SECTION 1.4  Purposes. The purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Maryland as now or hereafter permitted by such laws, including, but not limited to, the following: (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of, deal with or invest in real and personal property; (ii) to engage in the business of offering financing, including mortgage financing secured by Real Property; and (iii) to enter into any partnership, Joint Venture or other similar arrangement to engage in any of the foregoing.

SECTION 1.5  Definition. As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires (certain other terms used in Article V hereof are defined in Section 5.6(a) hereof):

An “Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.

“Charter” means these Articles of Amendment and Restatement, as amended and supplemented from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Common Shares” means the common stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.2(b) hereof.

“Company Property” or “Assets” means any and all Properties, Loans and other Permitted Investments of the Company, real, personal or otherwise, tangible or intangible, which are transferred or conveyed to the Company (including all rents, income, profits and gains therefrom), which are owned or held by, or for the account of, the Company.

“Directors,” “Board of Directors” or “Board” means, collectively, the individuals named in Section 2.3 of the Charter so long as they continue in office and all other individuals who have been duly elected and qualify as directors of the Company hereunder.

“Distributions” means any distribution of money or other property, pursuant to Section 5.2(d) hereof, by the Company to owners of Equity Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“Equity Shares” means shares of capital stock of the Company of any class or series (other than Excess Shares). The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” shall refer to the particular class or series of capital stock of the Company which is appropriate under the context.

“Excess Shares” means the excess stock, par value $0.01 per share, of the Company, as described in Section 5.7 hereof.

“Joint Ventures” means those joint venture or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties and/or make Loans or other Permitted Investments.

"Listing" means the listing of the Common Shares of the Company on a national securities exchange or over-the-counter market.

“Loans” means mortgage loans and other types of debt financing provided by the Company.

“MGCL” means the Maryland General Corporation Law as contained in Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

“Mortgages” means mortgages, deeds of trust or other security interests on or applicable to Real Property.

“Net Sales Proceeds” means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture. In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs paid by the Company. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within one hundred eighty (180) days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a Property consisting of a building only, any amounts from tenants, borrowers or lessees that the Company determines, in its discretion, to be economically equivalent to the proceeds of a Sale. Net Sales Proceeds shall not include, as determined by the Company in its sole discretion, any amounts reinvested in one or more Properties or other assets, to repay outstanding indebtedness, or to establish reserves.

“NYSE” means the New York Stock Exchange.

“Permitted Investments” means all investments that the Company may make or acquire pursuant to the Charter and the Bylaws.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but does not include an underwriter that participates in a public offering of Equity Shares for a period of sixty (60) days following the initial purchase by such underwriter of such Equity Shares in such public offering, provided that the foregoing exclusion shall apply only if the ownership of such Equity Shares by an underwriter would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.

“Preferred Shares” means any class or series of preferred stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.3 hereof.

“Property” or “Properties” means interests in (i) the Real Properties, including the buildings and equipment located thereon, (ii) the Real Properties only, or (iii) the buildings only, including equipment located therein; whether such interest is acquired by the Company, either directly or indirectly through the acquisition of interests in Joint Ventures, partnerships, or other legal entities.

“Real Property” or “Real Estate” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

“REIT Provisions of the Code” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

“Roll-Up Entity” means a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

“Roll-Up Transaction” means a transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of the Company and the issuance of securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving securities of the Company that have been listed on a national securities exchange or included for quotation on the National Market System of the National Association of Securities Dealers Automated Quotation System for at least 12 months; or (ii) a transaction involving the conversion to corporate, trust, or association form of only the Company if, as a consequence of the transaction, there will be no significant adverse change in Stockholder voting rights, the term of existence of the Company, or the investment objectives of the Company.

“Sale” or “Sales” (i) means any transaction or series of transactions whereby: (A) the Company sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company as a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; or (D) the Company sells, grants, conveys, or relinquishes its interest in any asset or portion thereof, including any asset which gives rise to a significant amount of insurance proceeds or similar awards, but (ii) shall not include any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within one hundred eighty (180) days thereafter.

“Securities” means Equity Shares, Excess Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

“Stockholders” means the stockholders of record of any class of the Company’s Equity Shares.

ARTICLE II

BOARD OF DIRECTORS

SECTION 2.1  Number. The number of Directors of the Company initially shall be nine (9), which number may be increased or decreased from time to time by the Board of Directors pursuant to the Bylaws or by the affirmative vote of the holders of at least a majority of the Equity Shares then outstanding and entitled to vote thereon; provided, however, that the total number of Directors shall never be less than the minimum number required by the MGCL. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term. Any vacancy created by an increase in the number of Directors will be filled at any regular meeting or at any special meeting of the Board of Directors called for that purpose, by a majority of the entire Board of Directors. Any other vacancy will be filled at any annual meeting or at any special meeting of the Stockholders called for that purpose by a majority of the Common Shares present in person or by proxy and entitled to vote thereon. Each Equity Share of stock may be voted for as many individuals as there are directors to be elected and for whose election the Equity Share is entitled to be voted.

SECTION 2.2  Committees. Subject to the MGCL, the Directors may establish such committees as they deem appropriate, in their discretion.

SECTION 2.3  Term; Current Board. Each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his successor shall have been duly elected and qualify. Directors may be elected to an unlimited number of successive terms.

The names of the current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are:

James M. Seneff, Jr., Chairman of the Board
Robert A. Bourne
Thomas J. Hutchison III
John A. Griswold
James Douglas Holladay
Jack F. Kemp
Craig M. McAllaster
Dianna Morgan
Robert E. Parsons, Jr.

SECTION 2.4  Resignation and Removal. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. A Director may be removed from office with or without cause, only at a meeting of the Stockholders by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote in the election of Directors, subject to the rights of the holders of any Preferred Shares to elect or remove one or more Directors. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.

ARTICLE III

POWERS OF DIRECTORS

SECTION 3.1  General. Subject to the express limitations herein or in the Bylaws and to the general standard of care required of directors under the MGCL and other applicable law, (i) the business and affairs of the Company shall be managed under the direction of the Board of Directors and (ii) the Board of Directors shall have full, exclusive and absolute power, control and authority over the Company Property and over the business of the Company as if they, in their own right, were the sole owners thereof, except as otherwise limited by the Charter. The Directors have established the written policies on investments and borrowing set forth in this Article III and shall monitor the administrative procedures, investment operations and performance of the Company to assure that such policies are carried out. The Board of Directors may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct the business of the Company. The Charter shall be construed with a presumption in favor of the grant of power and authority to the Board of Directors. Any construction of the Charter or determination made in good faith by the Directors concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Directors included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Charter or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

SECTION 3.2  Specific Powers and Authority. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by the Charter or by law, the Board of Directors, without any vote, action or consent by the Stockholders, shall have and may exercise, at any time or times, in the name of the Company or on its behalf the following powers and authorities:

(a)  Investments. To invest in, purchase or otherwise acquire and to hold Company Property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to whether such Company Property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Company acquires have a term greater or lesser than the term of office of the Directors or the possible termination of the Company, for such consideration as the Board of Directors may deem proper (including cash, property of any kind or Securities of the Company); provided, however, that the Board of Directors shall take such actions as they deem necessary and desirable to comply with any requirements of the MGCL relating to the types of Assets held by the Company.

(b)  REIT Qualification and Termination of Status. The Board of Directors shall use its reasonable best efforts to cause the Company to continue to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to REITs. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Company as a REIT; provided, however, that in the event that the Board of Directors determines, by vote of at least two-thirds ( 2/3) of the Directors, that it no longer is in the best interests of the Company to continue to qualify as a REIT, the Board of Directors, in accordance with Section 3.2(x) below, may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code.

(c)  Sale, Disposition and Use of Company Property. Subject to Section 8.2 hereof, the Board of Directors shall have the authority to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Company or the Directors) or otherwise dispose of any or all of the Company Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, Mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Company or the Board of Directors by one or more of the Directors or by a duly authorized officer, employee, agent or nominee of the Company, on such terms as they deem appropriate; to give consents and make contracts relating to the Company Property and its use or other property or matters; to develop, improve, manage, use, alter or otherwise deal with the Company Property; and to rent, lease or hire from others property of any kind; provided, however, that the Company may not use or apply land for any purposes not permitted by applicable law.

(d)  Financings. To borrow or, in any other manner, raise money for the purposes and on the terms they determine, which terms may (i) include evidencing the same by issuance of Securities of the Company and (ii) have such provisions as the Board of Directors determines; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Company Property to secure any such Securities of the Company, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Company or participate in any reorganization of obligors to the Company.

(e)  Lending. To lend money or other Company Property on such terms, for such purposes and to such Persons as they may determine.

(f)  Issuance of Securities. Subject to the restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws, to create and authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Company of shares, units or amounts of one or more types, series or classes, of Securities of the Company, which may have such preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption or other rights as the Board of Directors may determine, without vote of or other action by the Stockholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Board of Directors determines (or without consideration in the case of a stock split or stock dividend); to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Company; and to acquire Excess Shares from the Excess Shares Trust pursuant to Section 5.7(j).

(g)  Expenses and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Board of Directors, for carrying out the purposes of the Charter and conducting business of the Company, including compensation or fees to Directors, officers, employees and agents of the Company, and to Persons contracting with the Company, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Company, the Company Property or the Directors in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.

(h)  Collection and Enforcement. To collect, sue for and receive money or other property due to the Company; to consent to extensions of the time for payment, or to the renewal, of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests or things relating to the Company, the Company Property or the Company’s affairs; to exercise any rights and enter into any agreements and take any other action necessary or desirable in connection with the foregoing.

(i)  Deposits. To deposit funds or Securities constituting part of the Company Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Board of Directors determines.

(j)  Allocation; Accounts. To determine whether moneys, profits or other Assets of the Company shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in its discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Company Property in such amounts and by such methods as it determines; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Company shall be maintained; and to allocate to the Stockholders’ equity account less than all of the consideration paid for Securities and to allocate the balance to paid-in capital or capital surplus.

(k)  Valuation of Property. To determine the value of all or any part of the Company Property and of any services, Securities or other consideration to be furnished to or acquired by the Company, and to revalue all or any part of the Company Property, all in accordance with such appraisals or other information as are reasonable, in its sole judgment.

(l)  Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate, Loans and other Permitted Investments and other Company Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.

(m)  Officers, Etc.; Delegation of Powers. To elect, appoint or employ such officers for the Company and such committees of the Board of Directors with such powers and duties as the Board of Directors may determine, the Company’s Bylaws provide or the MGCL requires; to engage, employ or contract with and pay compensation to any Person (including subject to Section 7.4 hereof, any Director or Person who is an Affiliate of any Director) as agent, representative, member of an advisory board, employee or independent contractor (including advisors, consultants, transfer agents, registrars, underwriters, accountants, attorneys-at-law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Board of Directors may determine; to delegate to one or more Directors, officers or other Persons engaged or employed as aforesaid or to committees of the Board of Directors, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts, leases or other instruments, either in the names of the Company, the Directors or as their attorneys or otherwise, as the Board of Directors may determine and as may be permitted by Maryland law; and to establish such committees as it deems appropriate.

(n)  Associations. To cause the Company to enter into Joint Ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships or associations of any kind.

(o)  Reorganizations, Etc. Subject to Section 8.2 hereof and the MGCL, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Company Property, carry on any business in which the Company shall have an interest or otherwise exercise the powers the Board of Directors deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, to merge or consolidate the Company with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Company Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Company holds, or is about to acquire, Securities or any other interests.

(p)  Insurance. To purchase and pay for out of Company Property insurance policies insuring the Stockholders, Company and the Company Property against any and all risks, and insuring the Directors of the Company individually (each an “Insured”) against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted by the Insured in such capacity, whether or not the Company would have the power to indemnify against such claim or liability. Nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any Person owning comparable assets and engaged in a similar business, or from naming the Insured as an additional insured party thereunder, provided that such addition does not add to the premiums payable by the Company.

(q)  Distributions. To authorize the payment of dividends or other Distributions to Stockholders, subject to the provisions of Section 5.2 hereof.

(r)  Discontinue Operations; Bankruptcy. To discontinue the operations of the Company (subject to Article IX hereof); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Company Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Company or the Directors or otherwise defending or responding to such foreclosure; or to take such other action with respect to indebtedness or other obligations of the Directors in their capacities as Directors, the Company Property or the Company as the Board of Directors in its discretion may determine.

(s)  Fiscal Year. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Company.

(t)  Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Company.

(u)  Bylaws. To adopt, implement and from time to time alter, amend or repeal the Bylaws of the Company relating to the business and organization of the Company, provided that such amendments are not inconsistent with the provisions of the Charter, and further provided that the Directors may not amend the Bylaws without the affirmative vote of a majority of the Equity Shares, to the extent such amendments adversely affect the rights, preferences and privileges of Stockholders.

(v)  Listing of Securities. To cause the listing of any of the Company’s Securities on a national securities exchange or over-the-counter market or for quotation on any automated inter-dealer quotation system.

(w)  Further Powers. To do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which it deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, even if such powers are not specifically provided hereby.

(x)  Termination of Status. To terminate the status of the Company as a REIT under the REIT Provisions of the Code; provided, however, that the Board of Directors shall take no action to terminate the Company’s status as a REIT under the REIT Provisions of the Code until such time as (i) the Board of Directors adopts a resolution recommending that the Company terminate its status as a REIT under the REIT Provisions of the Code, (ii) the Board of Directors presents the resolution at an annual or special meeting of the Stockholders and (iii) such resolution is approved by the holders of a majority of the issued and outstanding Common Shares.

SECTION 3.3  Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Company and every holder of shares of capital stock of the Company: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of shares of capital stock of the Company or the payment of other distributions on shares of capital stock of the Company; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of capital stock of the Company; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any shares of capital stock of the Company; the number of shares of any class or series of capital stock of the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors. In determining what is in the best interest of the Company in connection with a potential acquisition of control, a Director may consider (i) the effect thereof on the Stockholders of the Company, the Company’s employees, suppliers, creditors and customers, and the communities in which the offices or Company Properties are located, and (ii) the long-term as well as short-term interests of the Company, including the possibility that these interests may be best served by the continued independence of the Company.

SECTION 3.4  Extraordinary Actions. Except as specifically provided in Article II, Section 2.4 hereof, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE IV

OPERATING RESTRICTIONS

In addition to other operating restrictions imposed by the Board of Directors from time to time, the Company will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

ARTICLE V

SHARES

SECTION 5.1  Authorized Shares. The total number of shares of capital stock which the Company is authorized to issue is three billion six hundred seventy five million (3,675,000,000) shares, consisting of three billion (3,000,000,000) Common Shares, $0.01 par value per share (as described in Section 5.2(b) hereof), seventy five million (75,000,000) Preferred Shares, $0.01 par value per share (as described in Section 5.3 hereof) and six hundred million (600,000,000) Excess Shares, $0.01 par value per share (as described in Section 5.7 hereof). The aggregate par value of all authorized shares of stock having par value is $36,750,000. Of the 600,000,000 Excess Shares, 585,000,000 are issuable in exchange for Common Shares and 15,000,000 are issuable in exchange for Preferred Shares. All such shares shall be fully paid and nonassessable when issued. Shares of capital stock of the Company may be issued for such consideration as the Board of Directors determines, or if issued as a result of a stock dividend or stock split, without any consideration.

SECTION 5.2  Common Shares

.

(a)  Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

(b)  Description. Common Shares shall have a par value of $0.01 per share and shall entitle the holders to one (1) vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 6.2 hereof, and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, conversion or exchange rights over other shares of that same particular class. The Board of Directors is hereby expressly authorized, from time to time, to classify or reclassify and issue any unissued Common Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of any such Common Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the MGCL.

(c)  Distribution Rights. The holders of Common Shares shall be entitled to receive such Distributions as may be authorized by the Board of Directors of the Company out of funds legally available therefor.

(d)  Dividend or Distribution Rights. The Board of Directors from time to time may authorize the payment to Stockholders of such dividends or Distributions in cash or other property as the Board of Directors in its discretion shall determine. The Board of Directors shall endeavor to authorize the payment of such dividends and Distributions as shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code; provided, however, Stockholders shall have no right to any dividend or Distribution unless and until authorized by the Board of Directors and declared by the Company. The exercise of the powers and rights of the Board of Directors pursuant to this section shall be subject to the provisions of any class or series of Equity Shares at the time outstanding. The receipt by any Person in whose name any Equity Shares are registered on the records of the Company or by his duly authorized agent shall be a sufficient discharge for all dividends or Distributions payable or deliverable in respect of such Equity Shares and from all liability to see to the application thereof.

(e)  Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, the aggregate assets available for distribution to holders of the Common Shares (including holders of Excess Shares resulting from the conversion of Common Shares pursuant to Section 5.7(a) hereof) shall be determined in accordance with applicable law. Subject to Section 5.7(f) hereof, each holder of Common Shares shall be entitled to receive, ratably with (i) each other holder of Common Shares and (ii) each holder of Excess Shares resulting from the conversion of Common Shares, that portion of such aggregate assets available for distribution to the Common Shares as the number of the outstanding Common Shares or Excess Shares held by such holder bears to the total number of outstanding Common Shares and Excess Shares resulting from the conversion of Common Shares then outstanding.

(f)  Voting Rights. Except as may be provided in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters at all meetings of the Stockholders of the Company, and shall be entitled to one (1) vote for each Common Share entitled to vote at such meeting.

SECTION 5.3  Preferred Shares. The Board of Directors is hereby expressly authorized, from time to time, to authorize and issue one or more series of Preferred Shares. Prior to the issuance of each such series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)  The designation of the series, which may be by distinguishing number, letter or title.

(b)   The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

(c)   The redemption rights, including conditions and the price or prices, if any, for shares of the series.

(d)   The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.

(e)   The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of shares of the series.

(f)   Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(g)   Restrictions on the issuance of shares of the same series or of any other class or series.

(h)   The voting rights, if any, of the holders of shares of the series.

(i)   Any other relative rights, preferences and limitations on that series. Subject to the express provisions of any other series of Preferred Shares then outstanding, and notwithstanding any other provision of the Charter, the Board of Directors is hereby expressly authorized, from time to time, to alter the designation or classify or reclassify and issue any unissued shares of a particular series of Preferred Shares of any series by setting or changing in one or more respects, from time to time before issuing the shares, the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of any such Preferred Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Section 2-208 of the MGCL.

Any of the terms of any class or series of stock set or changed pursuant to Sections 5.2 and 5.3 hereof may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Company) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

SECTION 5.4  No Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.2(b) or as may otherwise be provided by contract, holders of Equity Shares shall not have any preemptive or other right to purchase or subscribe for any class of Securities of the Company which the Company may at any time issue or sell.

SECTION 5.5  No Issuance of Share Certificates. The Company shall not issue share certificates except to Stockholders who make a written request to the Company. A Stockholder’s investment shall be recorded on the books of the Company. To transfer his or her Equity Shares a Stockholder shall submit an executed form to the Company, which form shall be provided by the Company upon request. Such transfer will also be recorded on the books of the Company. Upon issuance or transfer of shares, the Company will provide the Stockholder with information concerning his or her rights with regard to such stock, in a form substantially similar to Section 5.6(h), and required by the Bylaws and the MGCL or other applicable law.

SECTION 5.6  Restrictions on Ownership and Transfer.

(a)  Definitions. For purposes of Sections 5.6 and 5.7 and any other provision of the Charter, the following terms shall have the meanings set forth below:

“Acquire” means the acquisition of Beneficial or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or a Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.

“Beneficial Ownership,” when used with respect to ownership of Equity Shares by any Person, shall mean ownership of Equity Shares which are (i) directly owned by such Person, (ii) indirectly owned by such Person for purposes of Section 542(a)(2) of the Code, taking into account the constructive ownership rules of Sections 544 and 856(h)(3) of the Code, as modified by Section 856(h)(1)(B) of the Code or (iii) beneficially owned by such Person pursuant to Rule 13d-3 under the Exchange Act. Whenever a Person Beneficially Owns Equity Shares that are not actually outstanding (e.g., shares issuable upon the exercise of an option or convertible security) (“Option Shares”), then, whenever the Charter requires a determination of the percentage of outstanding shares of a class of Equity Shares Beneficially Owned by that Person, the Option Shares Beneficially Owned by that Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean, with respect to any Excess Shares Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Company as the beneficiary or beneficiaries of such Excess Shares Trust, in accordance with the provisions of Section 5.7(d).

“Business Day” shall mean any weekday that is not an official holiday in the State of California.

“Charter Effective Date” shall mean the date upon which the Charter is accepted for record by the State Department of Assessments and Taxation of Maryland.

“Constructive Ownership” shall mean ownership of Equity Shares by a Person who is or would be treated as a direct or indirect owner of such Equity Shares through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Excepted Holder” shall mean a Stockholder of the Company for whom an Excepted Holder Limit is created by the Board of Directors of the Company pursuant to Section 5.6(d)(ii) hereof.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors of the Company pursuant to Section 5.6(d)(ii), the ownership limit with respect to the Equity Shares of the Company established by the Board of Directors of the Company pursuant to Section 5.6(d)(ii) for or in respect of such holder.

“Excess Shares Trust” shall mean any separate trust created and administered in accordance with the terms of Section 5.7 for the exclusive benefit of any Beneficiary.

“Individual” shall mean (i) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code and/or (ii) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code.

“Market Price” means, until the Equity Shares are Listed, the price per Equity Share at which Equity Shares have been sold if Equity Shares have been sold during the prior quarter pursuant to a registration statement filed with the Securities and Exchange Commission and otherwise a price per Equity Share determined on the basis of a quarterly valuation of the Company’s assets. Upon Listing, Market Price shall mean the average of the Closing Prices for the ten (10) consecutive Trading Days immediately preceding the day as of which Market Price is to be determined (or those days during such ten (10)-day period for which Closing Prices are available). The “Closing Price” on any date shall mean (i) where there exists a public market for the Company’s Equity Shares, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or (ii) if no public market for the Equity Shares exists, the Market Price will be determined by a single, independent appraiser selected by the Board of Directors of the Company, which appraiser shall appraise the Market Price for such Equity Shares within such guidelines as shall be determined by the Board of Directors of the Company.

“Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own a greater number of Equity Shares than such Person Beneficially Owned or Constructively Owned immediately prior to such event. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for Equity Shares or for interests in any Person that directly or indirectly results in changes in Beneficial Ownership or Constructive Ownership of Equity Shares.

“Ownership Limit” shall mean, with respect to each class or series of Equity Shares, 9.8% (by value) of the outstanding shares of such Equity Shares.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 5.7(h).

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to Equity Shares by the provisions of Section 5.7(a).

“Restriction Termination Date” shall mean the first day on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify under the Code as a REIT.

“Subsidiary” shall mean any direct or indirect subsidiary, whether a corporation, partnership, limited liability company or other entity, of the Company, which may be treated as a “pass-through” entity for federal income tax purposes.

“Trading Day” shall mean a day on which the principal national securities exchange on which any of the Equity Shares are listed or admitted to trading is open for the transaction of business or, if none of the Equity Shares are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares (including but not limited to the initial issuance of Common Shares by the Company), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.

“Trustee” shall mean any Person or entity, unaffiliated with both the Company and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Shares that would have been owned of record by the Prohibited Owner), designated by the Company to act as trustee of any Excess Shares Trust, or any successor trustee thereof.

(b)  Restriction on Ownership and Transfer.

(i)  Subject to Section 5.6(e), except as provided in Section 5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any Transfer of Equity Shares that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary of the Company within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), and the intended transferee shall acquire no rights in such Equity Shares.

(ii)  (A)Except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, no Person (other than an Excepted Holder) shall Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit and no Excepted Holder shall Beneficially Own shares of any class or series of Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(B) Subject to Section 5.6(e), except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Person (other than an Excepted Holder) Beneficially Owning shares of any class or series of Equity Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such Equity Shares.

(C) Subject to Section 5.6(e), except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Excepted Holder Beneficially Owning shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Excepted Holder in excess of the applicable Excepted Holder Limit established for such Excepted Holder by the Board of Directors of the Company pursuant to Section 5.6(d)(ii), and the intended transferee shall acquire no rights in such Equity Shares.

(D) Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.6(b)(ii) shall be applied only insofar as may be necessary to accomplish the intents and purposes of the foregoing.

(iii)  Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer of Equity Shares that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, and the intended transferee shall acquire no rights in such Equity Shares.

(iv)  Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such Equity Shares.

(v)  Subject to Section 5.6(e), except as provided in Section 5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would (A) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (B) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases directly or indirectly from the Company a “qualified lodging facility” (within the meaning of Section 856(d)(8)(B) of the Code) to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause such Person to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code or an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, as applicable, and the intended transferee shall acquire no rights in such Equity Shares.

(c)  Owners Required to Provide Information.

Until the Restriction Termination Date:

(i)  Every record owner of more than 5%, or such lower percentages as is then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Shares of the Company shall, no later than January 30 of each year, provide to the Company a written statement or affidavit stating the name and address of such record owner, the number of Equity Shares owned by such record owner, and a description of how such shares are held. Each such record owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company’s status as a REIT and to ensure compliance with the Ownership Limit.

(ii)  Each Person who is a Beneficial Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner shall, within thirty (30) days of receiving written request from the Company therefor, provide to the Company a written statement or affidavit stating the name and address of such Beneficial Owner, the number of Equity Shares Beneficially Owned by such Beneficial Owner, a description of how such shares are held, and such other information as the Company may request in order to determine the Company’s status as a REIT and to ensure compliance with the Ownership Limit.

(d)  Exceptions.

(i)  The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive (prospectively or retroactively) the application of Section 5.6(b)(i) or Section 5.6(b)(v) to a Person subject, as the case may be, to any such limitations on Transfer, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future result in the Company failing to satisfy the gross income limitations provided for in Sections 856(c)(2) and (3) of the Code and (B) insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (1) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (2) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 5.7(a).

(ii)  The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive (prospectively or retroactively) the application of the Ownership Limit to a Person otherwise subject to any such limit, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future (1) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (2) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code) and to fail either the 75% gross income test of Section 856(c)(3) of the Code or the 95% gross income test of Section 856(c)(2) of the Code, (3) result in the Equity Shares of the Company being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, or (4) cause the Company to receive “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code, and (B) such Person provides to the Board of Directors of the Company such representations and undertakings, if any, as the Board of Directors of the Company, may in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial Ownership of one or more other classes of Equity Shares not subject to the exception), and, insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (x) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (y) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 5.7(a).

(iii)  The Board of Directors of the Company may only reduce the Excepted Holder Limit for an Excepted Holder (A) with the written consent of such Excepted Holder at any time or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit. Notwithstanding the foregoing, nothing in this Section 5.6(d)(iii) is intended to limit or modify the restrictions on ownership contained in Section 5.6(b)(ii) and the authority of the Board of Directors of the Company under Section 5.6(d)(i).

(e)  Public Market. Notwithstanding any provision to the contrary, nothing in the Charter shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or any automated quotation system. In no event, however, shall the existence or application of the preceding sentence have the effect of deterring or preventing the conversion of Equity Shares into Excess Shares as contemplated herein.

(f)  Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 5.6, including any definition contained in Section 5.6(a) above, the Board of Directors of the Company shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 5.6 with respect to any situation based on the facts known to it.

(g)  Remedies Not Limited. Except as set forth in Section 5.6(e) above, nothing contained in this Section 5.6 or Section 5.7 shall limit the authority of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit or the Excepted Holder Limit.

(h)  Legend; Notice to Stockholders Upon Issuance or Transfer. Each certificate for Equity Shares shall bear substantially the following legend, or upon issuance or transfer of uncertificated Equity Shares, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

“[The securities represented by this certificate] [The securities issued or transferred] are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the Charter of the Company, no Person may (i) Beneficially or Constructively Own Common Shares of the Company in excess of 9.8% (by value), (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding Common Shares; (ii) Beneficially or Constructively Own shares of any series of Preferred Shares of the Company in excess of 9.8% (by value), (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding shares of such series of Preferred Shares; or (iii) Beneficially or Constructively Own Common Shares or Preferred Shares (of any class or series) which would result in the Company being “closely held” under Section 856(h) of the Code or which otherwise would cause the Company to fail to qualify as a REIT. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership, of Common Shares and/or Preferred Shares in excess of the above limitations must immediately notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Company at least 15 days prior to the proposed or attempted Transfer, transaction or other event. Any purported Transfer of Common Shares and/or Preferred Shares which results in violation of the ownership or transfer limitations set forth in the Company’s Charter shall be void ab initio and the intended transferee shall not have or acquire any rights in such Common Shares and/or Preferred Shares. If the transfer and ownership limitations referred to herein are violated and notwithstanding such violation, shares of any class of Equity Shares would be Beneficially or Constructively Owned by a Person in violation of such ownership or transfer limitations, the Common Shares or Preferred Shares represented hereby will be automatically converted into Excess Shares to the extent of violation of such limitations, and such Excess Shares will be automatically transferred to an Excess Shares Trust, all as provided by the Charter of the Company. All defined terms used in this legend have the meanings identified in the Company’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.”

SECTION 5.7  Excess Shares.

(a)  Conversion into Excess Shares.

(i)  If, notwithstanding the other provisions contained in the Charter, from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than an Excepted Holder) would Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit, or such that any Person that is an Excepted Holder would Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, then, except as otherwise provided in Section 5.6(d), (A) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Shares Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of Equity Shares the ownership of which by a Beneficial Owner would cause (1) a Person to Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit or (2) an Excepted Holder to Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, as the case may be, (B) such number of Equity Shares in excess of the Ownership Limit or the applicable Excepted Holder Limit, as the case may be (rounded up to the nearest whole share), shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section 5.7(d) and (C) the Prohibited Owner shall submit the certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not shares of Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.

(ii)  If, notwithstanding the other provisions contained in the Charter, (A) from and after the Charter Effective Date and prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (B) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (C) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event, that, if effective, would result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (D) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases, directly or indirectly from the Company, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, then, except to the extent a waiver was obtained with respect to such restriction pursuant to Section 5.6(d), (X) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the Equity Shares with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such purported transferee or record holder would (AA) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (BB) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (CC) result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (DD)(1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases from the Company, directly or indirectly, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, (Y) such number of Equity Shares (rounded up to the nearest whole share) shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section 5.7(d) and (Z) the Prohibited Owner shall submit certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.

(iii)  Upon the occurrence of a conversion of Equity Shares into an equal number of Excess Shares, without any action required by any Person, including the Board of Directors of the Company, such Equity Shares shall be restored to the status of authorized but unissued shares of the particular class or series of Equity Shares that was converted into Excess Shares and may be reissued by the Company as that particular class or series of Equity Shares.

(b)  Remedies for Breach. If the Company, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 5.6(b) or that a Person intends to Acquire or has attempted to Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 5.6(b), the Company shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Company or instituting proceedings to enjoin such Transfer or Acquisition, but the failure to take any such action shall not affect the automatic conversion of Equity Shares into Excess Shares and their transfer to an Excess Shares Trust in accordance with Section 5.7(a) and Section 5.7(d).

(c)  Notice of Restricted Transfer. Any Person who Acquires or attempts to Acquire Equity Shares in violation of Section 5.6(b), or any Person who owned Equity Shares that were converted into Excess Shares and transferred to an Excess Shares Trust pursuant to Sections 5.7(a) and 5.7(d), shall immediately give written notice to the Company, or, in the event of a proposed or attempted Transfer, Acquisition or purported change in Beneficial Ownership or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Company, of such event and shall provide to the Company such other information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, Acquisition, or Non-Transfer Event, as the case may be, on the Company’s status as a REIT.

(d)  Ownership in Excess Shares Trust. Upon any purported Transfer, Acquisition, or Non-Transfer Event that results in Excess Shares pursuant to Section 5.7(a), such Excess Shares shall be automatically and by operation of law transferred to one or more Trustees as trustee of one or more Excess Shares Trusts to be held for the exclusive benefit of one or more Beneficiaries. Any conversion of Equity Shares into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, Acquisition or Non-Transfer Event that results in the conversion. Excess Shares so held in trust shall remain issued and outstanding shares of capital stock of the Company.

(e)  Dividend Rights. Each Excess Share shall be entitled to the same dividends and distributions (as to both timing and amount) as may be authorized by the Board of Directors of the Company with respect to shares of the same class and series as the Equity Shares that were converted into such Excess Shares. The Trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions and shall hold all such dividends and distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such Excess Shares shall repay to the Excess Shares Trust the amount of any dividends or distributions received by it (i) that are attributable to any Equity Shares that have been converted into Excess Shares and (ii) which were distributed by the Company to stockholders of record on a record date which was on or after the date that such shares were converted into Excess Shares. The Company shall have the right to take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned by the Person who, but for the provisions of Sections 5.6 and 5.7, would Constructively Own or Beneficially Own the Equity Shares that were converted into Excess Shares; and, as soon as reasonably practicable following the Company’s receipt or withholding thereof, shall pay over to the Excess Shares Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(f)  Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the Assets of, the Company, each holder of Excess Shares shall be entitled to receive, ratably with each holder of Equity Shares of the same class and series as the shares which were converted into such Excess Shares and other holders of such Excess Shares, that portion of the assets of the Company that is available for distribution to the holders of such Equity Shares. The Excess Shares Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of the lesser of, in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of the shares into Excess Shares, the product of (i) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (ii) the number of Equity Shares which were so converted into Excess Shares and held by the Excess Shares Trust, and, in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of the shares into Excess Shares, the product of (x) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (y) the number of Equity Shares which were so converted into Excess Shares. Any remaining amount in such Excess Shares Trust shall be distributed to the Beneficiary; provided, however, that in the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the Assets of, the Company that occurs during the period in which the Company has the right to accept the offer to purchase Excess Shares under Section 5.7(j) hereof (but with respect to which the Company has not yet accepted such offer), then (i) the Company shall be deemed to have accepted such offer immediately prior to the time at which the liquidating distribution is to be determined for the holders of Equity Shares of the same class and series as the shares which were converted into such Excess Shares (or such earlier time as is necessary to permit such offer to be accepted) and to have simultaneously purchased such shares at the price per share set forth in Section 5.7(j), (ii) the Prohibited Owner with respect to such Excess Shares shall receive in connection with such deemed purchase the compensation amount set forth in Section 5.7(i) (as if such shares were purchased by the Company directly from the Excess Shares Trust), (iii) the amount, if any, by which the deemed purchase price exceeds such compensation amount shall be distributed to the Beneficiary and (iv) accordingly, any amounts that would have been distributed with respect to such Excess Shares in such liquidation, winding-up or distribution (if such deemed purchase had not occurred) in excess of the deemed purchase price shall be distributed to the holders of the Equity Shares and holders of Excess Shares resulting from the conversion of such Equity Shares entitled to such distribution.

(g)  Voting Rights. The holders of Excess Shares shall not be entitled to voting rights with respect to such shares. Any vote by a Prohibited Owner as a purported holder of Equity Shares prior to the discovery by the Company that such Equity Shares have been converted into Excess Shares shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Excess Shares; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind such vote.

(h)  Designation of Permitted Transferee.

(i)  As soon as practicable after the Trustee acquires Excess Shares, but in an orderly fashion so as not to materially adversely affect the price of Common Shares, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any Excess Shares held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Excess Shares and (B) any Permitted Transferee so designated may acquire such Excess Shares without violating any of the restrictions set forth in Section 5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) below) and without such acquisition resulting in the re-conversion of the Equity Shares underlying the Excess Shares so acquired into Excess Shares and the transfer of such shares to an Excess Shares Trust pursuant to Sections 5.7(a) and 5.7(d). The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess Shares. Prior to any transfer by the Trustee of Excess Shares to a Permitted Transferee, the Trustee shall give not less than five (5) Business Days’ prior written notice to the Company of such intended transfer to enable the Company to determine whether to exercise or waive its purchase rights under Section 5.7(j). No such transfer by the Trustee of Excess Shares to a Permitted Transferee shall be consummated unless the Trustee has received a written waiver of the Company’s purchase rights under Section 5.7(j).

(ii)  Upon the designation by the Trustee of a Permitted Transferee and compliance with the provisions of this Section 5.7(h), the Trustee shall cause to be transferred to the Permitted Transferee the Excess Shares acquired by the Trustee pursuant to Section 5.7(d). Upon such transfer of Excess Shares to the Permitted Transferee, such Excess Shares shall be automatically converted into an equal number of Equity Shares of the same class and series as the Equity Shares which were converted into such Excess Shares. Upon the occurrence of such a conversion of Excess Shares into an equal number of Equity Shares, such Excess Shares, without any action required by the Board of Directors of the Company, shall thereupon be restored to the status of authorized but unissued Excess Shares and may be reissued by the Company as Excess Shares. The Trustee shall (A) cause to be recorded on the stock transfer books of the Company that the Permitted Transferee is the holder of record of such number of Equity Shares, and (B) distribute to the Beneficiary any and all amounts held with respect to such Excess Shares after making payment to the Prohibited Owner pursuant to Section 5.7(i).

(iii)   If the Transfer of Excess Shares to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) above), such Transfer shall be void ab initio as to that number of Excess Shares that cause the violation of any such restriction when such shares are converted into Equity Shares (as described in clause (ii) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Excess Shares or Equity Shares. Such Equity Shares shall be automatically re-converted into Excess Shares and transferred to the Excess Shares Trust from which they were originally Transferred. Such conversion and transfer to the Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Section 5.7 shall apply to such shares, including, without limitation, the provisions of Sections 5.7(h) through 5.7(j) with respect to any future Transfer of such shares by the Excess Shares Trust.

(i)  Compensation to Record Holder of Equity Shares That Are Converted into Excess Shares. Any Prohibited Owner shall be entitled (following acquisition of the Excess Shares and subsequent designation of and sale of Excess Shares to a Permitted Transferee in accordance with Section 5.7(h) or following the acceptance of the offer to purchase such shares in accordance with Section 5.7(j)) to receive from the Trustee following the sale or other disposition of such Excess Shares the lesser of (i)(A) in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (2) the number of Equity Shares which were so converted into Excess Shares and (B) in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (2) the number of Equity Shares which were so converted into Excess Shares, (ii) the proceeds received by the Trustee from the sale or other disposition of such Excess Shares in accordance with Section 5.7(h) or Section 5.7(j) or (iii) the pro-rata amount of such Prohibited Owner’s initial capital investment in the Company properly allocated to such Excess Shares (determined by multiplying the Prohibited Owner’s total initial capital investment in the Company by a fraction, the numerator of which is the number of shares of the Prohibited Owner’s Equity Shares converted into such Excess Shares and the denominator of which is the total number of Equity Shares held (or purported to be held) by the Prohibited Owner immediately prior to such conversion (including the shares so converted)). Any amounts received by the Trustee in respect of such Excess Shares that is in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 5.7(i) shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner shall be deemed to have waived and, if requested, shall execute a written confirmation of the waiver of, any and all claims that it may have against the Trustee and the Excess Shares Trust arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of such Trustee or any failure to make payments in accordance with this Section 5.7 by such Trustee.

(j)  Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Company or its designee, at a price per share equal to the lesser of (i) the price per share of Equity Shares in the transaction that created such Excess Shares (or, in the case of a Non-Transfer Event, Transfer or Acquisition in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event, Transfer or Acquisition or (ii) the Market Price for the shares that were converted into such Excess Shares on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of ninety (90) days following the later of (x) the date of the Acquisition, Non-Transfer Event or purported Transfer which results in such Excess Shares or (y) the first to occur of (A) the date the Board of Directors of the Company first determined that an Acquisition, Transfer or Non-Transfer Event resulting in Excess Shares has occurred and (B) the date that the Company received a notice of such Acquisition, Transfer or Non-Transfer Event pursuant to Section 5.7(c).

(k)  Nothing in this Section 5.7 shall limit the authority of the Board of Directors of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its Stockholders in preserving the Company’s status as a REIT.

SECTION 5.8  Severability. If any provision of this Article V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of this Article V shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

SECTION 5.9  Waiver. The Company shall have authority at any time to waive the requirements that Excess Shares be issued or be deemed outstanding in accordance with the provisions of this Article V if the Company determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding, would jeopardize the status of the Company as a REIT (as that term is defined in Section 1.5).

SECTION 5.10  Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

ARTICLE VI

STOCKHOLDERS

SECTION 6.1  Meetings of Stockholders. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. A plurality of all the votes cast at a meeting of Stockholders duly called and at which a quorum is present shall be sufficient to elect a Director. A quorum shall be the holders of 50% or more of the then outstanding Equity Shares entitled to vote. Special meetings of Stockholders may be called in the manner provided in the Bylaws, including at any time by Stockholders holding, in the aggregate, not less than ten percent (10%) of the outstanding Equity Shares entitled to be cast on any issue proposed to be considered at any such special meeting. If there are no Directors, the officers of the Company shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Directors determine or as provided by the Bylaws.

SECTION 6.2  Voting Rights of Stockholders. Subject to the provisions of any class or series of Equity Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters: (a) election or removal of Directors as provided in Sections 6.1, 2.3 and 2.4 hereof; (b) amendment of the Charter as provided in Section 8.1 hereof; (c) dissolution of the Company as provided in Article IX hereof; (d) reorganization of the Company as provided in Section 8.2 hereof; (e) merger, consolidation or sale or other disposition of all or substantially all of the Company Property, as provided in Section 8.2 hereof; and (f) termination of the Company’s status as a REIT under the REIT Provisions of the Code, as provided in Section 3.2(x) hereof. Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Directors.

SECTION 6.3  Right of Inspection. Any Stockholder and any designated representative thereof shall be permitted access to all records of the Company at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Company books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours.

SECTION 6.4  Access to Stockholder List. An alphabetical list of the names, addresses and telephone numbers of the Stockholders of the Company, along with the number of Shares held by each of them (the “Stockholder List”), shall be maintained as part of the books and records of the Company and shall be available for inspection by any Stockholder or the Stockholder’s designated agent at the home office of the Company upon the request of the Stockholder. The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of such list shall be mailed to any Stockholder so requesting within ten (10) days of the request. The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). The Company may impose a reasonable charge for expenses incurred in reproduction pursuant to the Stockholder request. A Stockholder may request a copy of the Stockholder List in connection with matters relating to Stockholders’ voting rights, and the exercise of Stockholder rights under federal proxy laws.

If the Directors neglect or refuse to exhibit, produce or mail a copy of the Stockholder List as requested, the Directors shall be liable to any Stockholder requesting the list for the costs, including attorneys’ fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such list of Stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Company. The Company may require the Stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the Stockholder’s interest in the Company. The remedies provided hereunder to Stockholders requesting copies of the Stockholder List are in addition, to and shall not in any way limit, other remedies available to Stockholders under federal law, or the laws of any state.

SECTION 6.5  Reports. The Directors, including the Independent Directors, shall take reasonable steps to ensure that the Company shall cause to be prepared and mailed or delivered to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Company an annual report for each fiscal year in accordance with the requirements of the Securities and Exchange Commission.

ARTICLE VII

LIMITATION OF STOCKHOLDER LIABILITY; INDEMNIFICATION; EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS; TRANSACTIONS WITH AFFILIATES

SECTION 7.1  Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company Property or the affairs of the Company by reason of his being a Stockholder.

SECTION 7.2  Indemnification. The Company shall be obligated, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (a) any individual who is a present or former director or officer of the Company or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.

SECTION 7.3  Express Exculpatory Clauses In Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Stockholders, Directors, officers, employees or agents of the Company, and all Persons shall look solely to the Company Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.

SECTION 7.4  Transactions with Affiliates. The Company may engage in transactions with any Affiliates, subject to any express restrictions adopted by the Directors in the Bylaws or by resolution, and further subject to the disclosure and ratification requirements of Section 2-419 of the MGCL and other applicable law.

ARTICLE VIII

AMENDMENT; MERGER, CONSOLIDATION OR SALE OF COMPANY PROPERTY

SECTION 8.1  Amendment.

(a)   The Charter may be amended, without the necessity for concurrence by the Board of Directors, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon, except that (1) no amendment may be made which would change any rights with respect to any outstanding class of securities, by reducing the amount payable thereon upon liquidation, or by diminishing or eliminating any voting rights pertaining thereto; and (2) Section 8.2 hereof and this Section 8.1 shall not be amended (or any other provision of the Charter be amended or any provision of the Charter be added that would have the effect of amending such sections), without the affirmative vote of the holders of two-thirds (2/3) of the Equity Shares then outstanding and entitled to vote thereon.

(b)  This Charter may not be amended except as provided in this Section 8.1.

SECTION 8.2  Reorganization. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Directors shall have the power (i) to cause the organization of a corporation, association, trust or other organization to take over the Company Property and to carry on the affairs of the Company, or (ii) merge the Company into, or sell, convey and transfer the Company Property to any such corporation, association, trust or organization in exchange for Securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Company, and upon the occurrence of (i) or (ii) above terminate the Company and deliver such Securities or beneficial interests ratably among the Stockholders according to the respective rights of the class or series of Equity Shares held by them; provided, however, that any such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.

SECTION 8.3  Merger, Consolidation or Sale of Company Property. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Board of Directors shall have the power to (i) merge the Company with or into another entity, (ii) consolidate the Company with one (1) or more other entities into a new entity, (iii) sell or otherwise dispose of all or substantially all of the Company Property, or (iv) dissolve or liquidate the Company; provided, however, that such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.

In connection with any proposed Roll-Up Transaction, which, in general terms, is any transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of the Company and the issuance of securities of a Roll-Up Entity that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all Properties shall be obtained from a competent independent appraiser. The Properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the Properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of Properties over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of the Company and the Stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction shall offer to Stockholders who vote against the proposed Roll-Up Transaction the choice of:

(a)  accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b)  one of the following:

(i)  remaining Stockholders of the Company and preserving their interests therein on the same terms and conditions as existed previously; or

(ii)  receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the net assets of the Company.

The Company is prohibited from participating in any proposed Roll-Up Transaction:

(c)  which would result in the Stockholders having democracy rights in a Roll-Up Entity that are less than the rights provided for in Sections 6.1, 6.2, 6.3, 6.4 and 7.1 of this Charter;

(d)  which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its Securities of the Roll-Up Entity on the basis of the number of Shares held by that investor;

(e)  in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections 6.3 and 6.4 hereof; or

(f)  in which any of the costs of the Roll-Up Transaction would be borne by the Company if the Roll-Up Transaction is not approved by the Stockholders.

ARTICLE IX

DURATION OF COMPANY

SECTION 9.1  The Company automatically will terminate and dissolve on December 31, 2007, will undertake orderly liquidation and Sales of Company assets and will distribute any Net Sales Proceeds to Stockholders, unless Listing occurs, in which event the Company shall continue perpetually unless dissolved pursuant to the provisions contained herein or pursuant to any applicable provision of the MGCL.

SECTION 9.2  Dissolution of the Company by Stockholder Vote. Subject to applicable law, the Company may be dissolved at any time, provided that such action has been approved by the affirmative vote of the holders of at least a majority of the outstanding Equity Shares entitled to vote thereon.

ARTICLE X

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Company shall be liable to the Company or its Stockholders for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1  Governing Law. These Articles of Amendment and Restatement are executed and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

SECTION 11.2  Reliance by Third Parties. Any certificate shall be final and conclusive as to any persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which the Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Directors or Stockholders; (iv) a copy of the Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to the Charter; (vi) the dissolution of the Company; or (vii) the existence of any fact or facts which relate to the affairs of the Company. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Directors or by any duly authorized officer, employee or agent of the Company.

SECTION 11.3  Provisions in Conflict with Law or Regulations.

(a)   The provisions of the Charter are severable, and if the Board of Directors shall determine that any one or more of such provisions are in conflict with the REIT Provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of the Charter, even without any amendment of the Charter pursuant to Section 8.1 hereof; provided, however, that such determination by the Board of Directors shall not affect or impair any of the remaining provisions of the Charter or render invalid or improper any action taken or omitted prior to such determination.

(b)   If any provision of the Charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Charter in any jurisdiction.

SECTION 11.4  Construction. In the Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Charter.

SECTION 11.5  Recordation. The Charter and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Directors deem appropriate, but failure to file for record the Charter or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Charter or any amendment hereto. A restated Charter shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

* * * * * * * * * *

THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the Stockholders of the Company as required by law.

FOURTH: The current address of the principal office of the Company in the State of Maryland and the name and address of the Company’s current registered agent are as set forth in Article I, Section 1.2 of the foregoing amendment and restatement of the Charter.

FIFTH: The number of Directors of the Company and the names of those currently in office are as set forth in Article II, Section 2.3 of the foregoing amendment and restatement of the Charter.

SIXTH: THE UNDERSIGNED, Chief Executive Officer of CNL Hotels & Resorts, Inc., hereby acknowledges the foregoing Articles of Amendment and Restatement to be the corporate act of said Company and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this ______ day of June, 2006.

ATTEST:	CNL HOTELS & RESORTS, INC.
/s/ Greerson G. McMullen	/s/ Thomas J. Hutchison III

Name: Greerson G. McMullen Title:Senior Vice President, General Counsel and Corporate Secretary	Name: Thomas J. Hutchison III Title: Chief Executive Officer